ARTICLES OF MERGER
                                       OF
                            EDD HELMS, INCORPORATED,
                              A FLORIDA CORPORATION
                                       AND
                                HOTELECOPY, INC.,
                              A FLORIDA CORPORATION


         Pursuant to the provisions of Sections 607.1101 and 607.1105 of the Florida Business Corporation Act (the "FBCA"), EDD HELMS, INCORPORATED, a Florida corporation, and HOTELECOPY, INC., a Florida corporation, adopt the following Articles of Merger for the purpose of merging Edd Helms Incorporated with and into Hotelecopy, Inc. (the "Merger").

FIRST: The Plan of Merger is attached hereto as Exhibit A and incorporated herein.

SECOND: The Merger is to be effective immediately upon filing of these Articles of Merger with the Florida Secretary of State.

THIRD:   The  Plan of  Merger  was  adopted  by the  unanimous  written consent of the shareholders of Edd Helms, Incorporated, dated March 26th, 1999, and by a majority of the shareholders of Hotelecopy, Inc., at a shareholders' meeting held on July 30, 1999, which vote was sufficient for its approval.

         IN WITNESS WHEREOF, each of the undersigned has caused these Articles of Merger to be signed in its corporate name on the 2nd day of August, 1999.

                                                     EDD HELMS, INCORPORATED
                                                     a Florida corporation

                                                  By:      /s/ W. Edd Helms, Jr.
                                                  Its:      President

                                                     HOTELECOPY, INC.,
                                                     a Florida corporation

                                                 By:       /s/ W. Edd Helms, Jr.
                                                 Its:        President

This instrument was prepared by:
St. John Daugherty, Esq.
Lic. #937274
Tel. 954-525-9900
Berger Davis & Singerman, PA
100 N.E. Third Avenue, Suite 400
Fort Lauderdale, Florida 33301



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                                 PLAN OF MERGER


1.       Names of Merging Corporations

         Edd Helms, Incorporated, a Florida corporation ("EHI"), shall be merged with and into Hotelecopy, Inc., a Florida corporation ("Hotelecopy").

2.       Terms and Conditions of the Proposed Merger

         2.1      The Merger

         The Merger shall occur at the Effective Time, as defined below, at which time the separate existence of EHI shall cease. Hotelecopy shall be the surviving corporation (the "Surviving Corporation"). The name of the surviving corporation shall continue to be Hotelecopy, Inc., and Hotelecopy's corporate existence, with all of its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger. (EHI and Hotelecopy are hereinafter sometimes collectively referred to as the "Constituent Corporations").

         2.2      The Surviving Corporation

         At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the Florida Business Corporation Act (the "FBCA").

         The identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Hotelecopy shall continue unaffected and unimpaired by the Merger; and the corporate franchises, existence and rights of EHI shall be merged with and into Hotelecopy; and Hotelecopy, as the Surviving Corporation, shall be fully vested therewith.

         At the Effective Time of the Merger, the separate existence of EHI shall cease and, in accordance with the terms of the merger agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, and all property, real, personal and mixed; and all debts due on whatever account, including subscriptions to shares, all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to EHI and Hotelecopy shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of EHI and Hotelecopy; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in EHI and Hotelecopy, shall not revert or be in any way impaired by reason of the Merger.

                  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of EHI and Hotelecopy; and any claim existing, or action or proceeding pending, by or against EHI or Hotelecopy may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of EHI or Hotelecopy shall be impaired by the Merger; and all debts, liabilities and duties of EHI and Hotelecopy shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.




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         The Constituent  Corporations shall execute,  deliver,  acknowledge and record any and all documents necessary or appropriate to confirm and perfect the transfer of assets and property to the Surviving Corporation.

         2.3      Articles of Incorporation

         The Articles of Incorporation of Hotelecopy shall be amended by deleting Article ___ in its entirety and replacing it with the following:

              "Article I:  The name of the Corporation is Edd Helms Group, Inc."

         The Articles of Incorporation of Hotelecopy as in effect immediately prior to the Effective Time, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with the FBCA.

         2.4      Bylaws

         The Bylaws of Hotelecopy as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in the manner provided in such Bylaws and in accordance with the FBCA.

3.       Manner and Basis of Converting Shares

         3.1               Conversion

Each one (1) share of EHI common stock ("EHI Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holders thereof, automatically be converted into TWO THOUSAND ONE HUNDRED SEVENTY EIGHT and 6363/10000ths (2178.6363) fully paid and non-assessable shares of common stock of Hotelecopy ("Hotelecopy Stock") at the Effective Time of the Merger.

         3.2      Treasury Shares

                  Any and all shares of EHI Stock held as treasury shares by EHI shall be canceled and retired at the Effective Time, and no consideration shall be delivered or paid in exchange therefor.

         3.3      Fractional Shares

                  No fractional shares of Hotelecopy Stock will be issued as a result of the Merger. In lieu of issuing fractional shares, Hotelecopy will pay cash adjustments to the relevant holder of EHI Stock in respect of any fraction of a share of Hotelecopy Stock that would otherwise be issuable to such holder.





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4.       Effective Date of the Merger

         The Merger shall become effective immediately upon the filing of Articles of Merger incorporating this Plan with the Florida Secretary of State (the "Effective Time").






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